UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2006

Novoste Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 International Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

In May 2005, in connection with a merger agreement with ONI Medical Systems, Inc. (“ONI”), we extended a $3 million unsecured 18-month loan to ONI. Principal and interest on the promissory note of ONI will be due in November 2006 (unless an event of default occurs in the interim period, in which case the note and interest are accelerated). We terminated the merger agreement with ONI on September 26, 2005.

During February 2006, a new law was enacted which we believe has the effect of reducing outpatient reimbursement rates for companies such as ONI. This could have the effect of slowing ONI’s business and require faster use of their cash to sustain operations. ONI is a private company and the availability of their financial statements is limited. ONI has not provided us with financial statements for the period ended December 31, 2005. Additionally, they have informed us that, while they had a cash infusion of $7 million in November 2005, they will require further financing during 2006.

Although we have received a non-default confirmation certificate dated January 24, 2006 from ONI, as a result of the above, on February 16, 2006, the Audit Committee determined that we will establish a reserve as of December 31, 2005 for the ONI promissory note, including interest to that date, of approximately $3.1 million in accordance with the requirements of Generally Accepted Accounting Principles.

Notwithstanding the establishment of this reserve, the promissory note may be paid in full at maturity. If the promissory note is not paid in full when due or if prior to the due date a default occurs under the promissory note, it is our intent to seek full collection of all amounts owed to Novoste under the promissory note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVOSTE CORPORATION

By:	/s/ Daniel G. Hall
Daniel G. Hall
Vice President, Secretary and General Counsel

Date: February 23, 2006